EXHIBIT 10.9
REVOLVING NOTE

$50,000,000	Dated as of July 20, 2005
     FOR VALUE RECEIVED, WINTRUST FINANCIAL CORPORATION, an Illinois corporation (the “Maker”) promises to pay to the order of LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”) the lesser of the principal sum of FIFTY MILLION DOLLARS ($50,000,000), or the aggregate unpaid principal amount outstanding under the Loan Agreement dated even date herewith (as amended from time to time, the “Loan Agreement”) between the Bank and the Maker at the maturity or maturities and in the amount or amounts as stated on the records of the Bank together with interest (computed on actual days elapsed on the basis of a 360 day year) on any and all principal amounts outstanding hereunder from time to time from the date hereof until maturity. Interest shall be payable at the rates of interest and the times set forth in the Loan Agreement. All unpaid principal, and accrued interest, if not paid sooner, shall be due and payable in full on June 1,2006.
     This Note shall be available for direct advances.
     Principal and interest shall be paid to the Bank at its office at 135 South LaSalle Street, Chicago, Illinois 60603, or at such other place as the holder of this Note may designate in writing to the Maker. This Note may be prepaid in whole or in part as provided for in the Loan Agreement.
     This Note evidences indebtedness incurred under the Second Amended and Restated Loan Agreement dated as of April 30,2003, as amended from time to time, between the Maker and the Bank, to which reference is hereby made for a statement of the terms and conditions under which the due date of the Note or any payment thereon may be accelerated. The holder of this Note is entitled to all of the benefits provided for in the Loan Agreement.
     The Maker agrees that in action or proceeding instituted to collect or enforce collection of this Note, the amount on the Bank’s records shall be conclusive and binding evidence, absent demonstrable error, of the unpaid principal balance of this Note.
     This Note is in replacement, a combination and substitution of, but not repayment for, a Revolving Note of the Borrower dated June 1,2005 maturing June 1,2006, in the principal amount of $25,000,000 and a Revolving Note dated April 30,2003, maturing February 27,2006, in the principal amount of $25,000,000, and is in no way intended to constitute a novation therefor.

WINTRUST FINANCIAL CORPORATION

By:	David a Dykstra 8/26/05

Its:	Senior EVP & COO